UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 19, 2008
NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road NE, Suite 1500, Atlanta, GA	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 814-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 19, 2008, the Board of Directors of Novelis Inc. (the “Company”) approved the Novelis Long-Term Incentive Plan for Fiscal Years 2009 — 2012 (the “LTIP”). The LTIP provides for a long-term incentive opportunity for the Company’s executive officers, other key managers, and certain high potential employees. The LTIP has been designed to provide a clear line of sight for participants to company performance as measured by the increase in the price of Hindalco shares. This design will promote the retention of key management and provide them with competitive remuneration, promote superior engagement and motivation, and align the personal financial interests of executives with the Company’s shareholders.
     The LTIP will be administered by the Human Resources team at the Novelis corporate office. Awards under the LTIP will consist of stock appreciation rights (SARs), with the value of one SAR equivalent to the increase in value of one Hindalco share. The SARs will vest 25% each year for four years, subject to performance criteria being fulfilled. The performance criterion will be based on Operating EBIDTA performance for Novelis each year. The vesting threshold will be 75% performance versus target each year, at which point 75% of SAR’s due that year, would vest. There would be a straight line vesting up to 100% of performance. After SARs have vested, the SARs can be exercised anytime by the employee. The upside so realized would be dependent on the stock price of Hindalco at the time of exercise; however the upside would be restricted to a maximum of 2.5 times the proportionate target opportunity if the SAR’s are exercised within one year of vesting. The maximum will be 3 times for SARs exercised more than one year after vesting.
     In the event a participant resigns, unvested SARs will lapse and vested SARs must be exercised within 90 days. If an employee retires, more than one year from the date of grant, SARs will continue to vest and must be exercised no later than the third anniversary of retirement. In the event of death or disability, there will be immediate vesting of all SARs with one year to exercise. Upon a change in control, there would be immediate vesting and cash-out of SARs.
     The following table presents the LTIP target amounts for our principal executive officer, principal financial officer, and our named executive officers.

Executive	LTIP Target

Martha Brooks, President and COO	$2,231,000
Steve Fisher, CFO	$500,000
Jean-Marc Germain, President North America	$500,000
Arnaud de Weert, President Europe	$500,000
Thomas Walpole, President Asia	$350,000
Tadeu Nardocci, President South America	$350,000

     On June 19, 2008, the Board of Directors of the Company also approved the Novelis Annual Incentive Plan for Fiscal Year 2009 (the “AIP”) to provide short-term incentives for the period from April 1, 2008 to March 31, 2009. The performance benchmarks for the year are tied to three key components: (1) operating Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) performance; (2) operating free cash flow performance; and (3) satisfaction of certain Environment, Health and Safety (EHS) improvement targets. The specific weightings among these three components are 45% for operating EBITDA performance; 45% for operating free cash flow performance; and 10% for EHS targets. For Ms. Brooks and Mr. Fisher, the incentive benchmarks are tied to company-wide performance. For the other named executive officers, the incentive benchmarks are based on the specific region for which they are responsible as well as company-wide results.
     The potential payout attributable to operating EBITDA could range from (1) 0% of target if fiscal 2009 performance does not exceed the performance threshold, (2) 100% of target if fiscal 2009 results meet the business plan target and (3) up to a maximum of 200% of target if fiscal 2009 results meet or exceed the high end business plan target. The potential payout attributable to operating free cash flow could range from (1) 0% of target if fiscal 2009 performance does not exceed the performance threshold, (2) 100% of target if fiscal 2009 results meet the business plan target and (3) up to 200% of target if fiscal 2009 results meet or exceed the high end business plan target. The potential payout attributable to EHS objectives also ranges from 0% to 200% of target and will be measured against continuous improvement targets for recordable cases and lost time injuries and illness as well as the completion of strategic EHS initiatives.
     If an executive retires during the course of the year, the executive will be eligible to receive a payout under the plan on a pro-rata basis. Such payout, if any, will be made at the time that it is done for all other employees. If an executive terminates as the result of a company initiated separation that is the result of a position elimination that is not performance related (for example, a layoff, plant closure, restructuring or sale), the employee will be eligible for prorated incentive consideration at the time that consideration is being given to all other employees. In the event of separation on account of resignation (initiated by the employee) or company initiated separation during the performance year, the concerned individual will not be entitled to any AIP for the year unless the separation occurs after the performance year, but before the timing of payout, in which case the executive shall be entitled to consideration at the time that consideration is being given to all other employees, subject to business and individual performance.
     The following table presents the AIP target percentages for our principal executive officer, principal financial officer, and our named executive officers.

Executive	AIP Target (as a % of base salary)

Martha Brooks, President and COO	100%
Steve Fisher, CFO	75%
Jean-Marc Germain, President North America	60%
Arnaud de Weert, President Europe	62.5%
Thomas Walpole, President Asia	55%
Tadeu Nardocci, President South America	60%

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: June 25, 2008	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
Secretary